QuickLinks -- Click here to rapidly navigate through this document

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement"), made and entered into as of the 18th day of November, 2002 ("Effective Date"), by and between Vari-Lite International, Inc., a Delaware corporation ("Parent"), Vari-Lite, Inc., a Delaware corporation ("Seller"), and Genlyte Thomas Group LLC, a Delaware limited liability company ("Buyer").

        THAT, WHEREAS, Seller desires to sell the Acquired Assets to Buyer and Buyer is willing to buy the Acquired Assets, all on the terms and conditions hereinafter provided.

        AND, WHEREAS, Parent is willing to undertake the obligations provided herein in order to induce Buyer to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1.
DEFINITIONS

For purposes of this Agreement, the terms defined in Exhibit A hereto shall have the meanings specified or referred to therein except to the extent the context requires otherwise and such Exhibit A is made a part hereof and incorporated herein by reference.

2.
BASIC TRANSACTION.

2.1
PURCHASE AND SALE OF ASSETS

Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Seller sells, conveys, assigns, transfers and delivers to Buyer, and Buyer purchases and acquires from Seller, free and clear of any Encumbrances (other than those constituting Assumed Liabilities as a result of being future obligations under the Assumed Agreements), all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and which relate to the Subject Business, which includes the design, manufacture and sale of its products and the furnishing of advisory and consulting services to customers as well as any goodwill associated therewith (but in each case excluding the Excluded Assets), including the following:

(a)
all Tangible Personal Property;

(b)
all Inventories;

(c)
all Accounts Receivable;

(d)
all Assumed Agreements and all outstanding offers or solicitations made by or to Seller to enter into any Contract relating to the Subject Business;

(e)
all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.14 of the Disclosure Letter;

(f)
all data and Records related to the operations of the Subject Business, including client and customer lists, credit information and receivable information relating to clients and customers of the Subject Business, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records relating to payables, receivables and the Assumed Agreements, creative materials, advertising materials, promotional materials, studies, and reports and other similar documents and Records;

(g)
all of the intangible rights and property of Seller, including all the Intellectual Property Assets, going concern value, goodwill, the 1-877-Varilite telephone number and e-mail addresses and listings and those items listed in Parts 3.22(d) and 3.22(e) of the Disclosure Letter;

(h)
all claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(i)
all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof; and

(j)
all other properties and assets of every kind, character and description, tangible or intangible, owned by Seller and used or held for use in connection with the Subject Business, whether or not similar to the items specifically set forth above.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Acquired Assets."

Notwithstanding the foregoing, (a) the transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability or obligation related to the Assets unless and only to the extent Buyer expressly assumes that liability or obligation pursuant to § 2.2(b) Seller is entitled to make (not later than thirty (30) days after the date of Closing), at Seller's expense, and shall be entitled to retain, to the extent primarily relating to the Vari-Lite Series 200™ and Series 300™ products, an additional copy (i.e., in addition to the copy or copies included in the Acquired Assets and provided to Buyer) of software owned by Seller prior to the Closing (including source code(s), drawings, parts lists, CAD files, vendor lists and other Records owned by Seller) as Seller reasonably determines appropriate, but the provisions of § 12.2(a) shall apply to such copy retained by Seller and the information therein, and (c) Buyer shall be entitled to use all negatives of photographs retained by Seller for the purpose of making prints at Buyer's expense for display only.

2.2
ASSUMPTION OF LIABILITIES; NO DUTY TO EMPLOY

On and subject to the terms and conditions of this Agreement and as part of the Purchase Price, the Buyer hereby assumes and becomes responsible for all of the Assumed Liabilities which are liabilities of Seller immediately prior to the Closing to the extent not to be paid by Seller pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Buyer does not assume or have any responsibility, however, with respect to any other obligation or liability of Seller (or any Related Person of Seller) which either is (a) not included within the definition of Assumed Liabilities or (b) otherwise to be paid by Buyer as expressly provided in this Agreement.

Notwithstanding anything contained in this Agreement to the contrary, the Buyer shall have no duty to employ or offer employment to any employee of Seller or any Related Person of Seller, except to the extent otherwise expressly provided in §11.1.

2.3
PURCHASE PRICE

The "Purchase Price" means and consists of the following (subject to adjustment as provided in this § 2.3):

(a)
the Estimated Value paid at the Closing by wire transfer to Seller (which does not include the amount to be paid pursuant to the Noncompetition Agreement referenced in § 2.5); and

(b)
Buyer's assumption of the Assumed Liabilities as provided in § 2.2.

In addition, the Purchase Price will be increased by the amount by which the Closing Value exceeds the Estimated Value or decreased by the amount the Estimated Value exceeds the Closing Value (the "Purchase Price Adjustment"). The Purchase Price Adjustment will be paid by Buyer to Seller or Seller to Buyer, as the case may be, within ten (10) days after the amount of the Closing Value is finally determined in accordance with § 2.8.

2.4
THE CLOSING

The closing of the transactions contemplated by this Agreement (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement, and the Closing shall be deemed to have taken place at the Effective Time.

2.5
DELIVERIES AT THE CLOSING

At the Closing:

  (i)
  Seller has executed and delivered to Buyer the following (which have been duly acknowledged if appropriate): (A) assignments (including Intellectual Property Assets transfer documents suitable for recording and giving constructive notice) in the form reasonably requested by Buyer ("Supplemental Assignment Documents"), (B) the Bill of Sale and Assignment in the form of Exhibit 2.5-1 (the "Bill of Sale"), (C) the Assignment and Assumption Agreement in the form of Exhibit 2.5-2 hereto (the "Assignment and Assumption") and (D) the Noncompetition Agreement in the form of Exhibit 2.5-3 (the "Noncompetition Agreement");

  (ii)
  Buyer has executed and delivered to Seller the following (which have been duly acknowledged if appropriate): the Assignment and Assumption, the Noncompetition Agreement and such other instruments of assumption as Seller and its counsel have reasonably requested ("Supplemental Assumption Agreements") and any and all appropriate resale certificates or other similar documents reasonably requested by Seller to ensure no sales tax is due on the sale of the Inventories hereunder;

  (iii)
  Buyer has delivered to Seller the Estimated Value and the consideration specified in the Noncompetition Agreement;

  (iv)
  The Parties have executed and delivered to each other (A) the Supply Agreement in the form of Exhibit 2.5-4 (the "Supply Agreement"), (B) the Services Agreement in the form of Exhibit 2.5-5 ("Services Agreement") and (C) the License Agreement in the form of Exhibit 2.5-6 ("License Agreement");

  (v)
  Seller has caused its legal counsel (Gardere Wynne Sewell LLP) to deliver an opinion to Buyer as to the due authorization, execution and delivery, and the enforceability against Seller and Parent in accordance with their terms, of this Agreement and each of the Seller's Supplemental Agreements; and

  (vi)
  Buyer has caused its legal counsel (Daniel Fuller, Esq.) to deliver an opinion to Seller as to the due authorization, execution and delivery of this Agreement and each of the Buyer's Supplemental Agreements.

2.6
ALLOCATION

The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets as specified in Exhibit 2.6.

2.7
SALES TAX

Seller will bear 100% of the ultimate responsibility for any sales or use tax imposed on or in connection with the sale to or use by Buyer of the Acquired Assets.

2.8
PURCHASE PRICE ADJUSTMENT

As soon as practicable after the Closing Date, but no later than the thirtieth (30th) day after the Closing Date, Buyer shall prepare and deliver to Seller a calculation of the Closing Value as of the Closing, certified by Buyer's Chief Financial Officer. Unless Seller delivers a written objection to Buyer by the thirtieth (30th) day after Seller's receipt of the certificate setting forth the Closing Value calculation, the calculation of the Closing Value delivered in accordance with this § 2.8 will become final and binding upon Buyer and Seller. If Seller objects to the calculation of the Closing Value, Buyer and Seller shall, during the thirty (30) day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts. If, upon expiration of that period, Buyer and Seller are unable to reach agreement, they shall promptly thereafter cause the Accountants to review this Agreement and the disputed items or amounts and all records related thereto for the purpose of calculating the Closing Value; provided that the Accountants may consider only those items, charges, reductions or amounts in the calculation of the Closing Value as to which Buyer and Seller have disagreed. Buyer and Seller shall require the Accountants to deliver to them, as promptly as practicable after submission to the Accountants of the request to review the calculation of the Closing Value, a report setting forth the Accountants' calculations. Such report will be final and binding upon Buyer and Seller. Buyer and Seller shall bear the costs of the Accountants proportionately in relation to the amount by which the amounts in dispute differ from the Accountants' determination thereof. Buyer and Seller shall cooperate and assist in the preparation of the calculation of the Closing Value and in the conduct of the reviews referred to in this § 2.8, including without limitation, making available, to the extent necessary, all applicable books, records, work papers and personnel.

3.
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent, jointly and severally, represent and warrant to Buyer as follows:

3.1
ORGANIZATION AND GOOD STANDING

Part 3.1 of the Disclosure Letter contains a complete and accurate list for Seller of its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. Seller is a wholly owned subsidiary of Parent. Each of Parent and Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under each contract to which it is a party (which includes in the case of Seller each of the Assumed

Agreements). Seller is qualified to do business under the laws of each state or other jurisdiction listed in Part 3.1 of the Disclosure Schedule. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to so qualify could have a material adverse effect on Seller, the Acquired Assets, the Assumed Agreements or the Subject Business.

3.2
AUTHORITY; NO CONFLICT

(a)
This Agreement and each of the Seller's Supplemental Agreements (i) has been duly authorized by the Board of Directors of Seller and (ii) constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of general equitable principles. Seller has full power and authority to execute and deliver this Agreement and the Seller's Supplemental Agreements and to perform its obligations under this Agreement and the Seller's Supplemental Agreements. This Agreement and the guaranty which is part of the Supply Agreement (i) has been duly authorized by the Board of Directors of Parent and (ii) constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of general equitable principles. Parent has full power and authority to execute and deliver this Agreement and the guaranty which is part of the Supply Agreement and to perform its obligations under this Agreement and the guaranty which is part of the Supply Agreement.

(b)
Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Seller or Parent will, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or Bylaws of Seller or Parent, or (B) any resolution adopted by the board of directors or the stockholders of Seller or Parent;

(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller may be subject;

(iii)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Subject Business, Acquired Assets or Assumed Agreements;

(iv)
cause Buyer to become subject to, or to become liable for the payment of, any Tax with respect to which Seller, any Affiliate of Seller, or, to Seller's Knowledge, any Related Party of Seller is liable or has any obligation;

(v)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Agreement; or

  (vi)
  result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets or Assumed Agreements.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller nor any Affiliate of Parent or Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Notwithstanding anything in this Agreement to the contrary, Buyer will not have any liability or obligation for any liabilities or obligations of Seller other than the Assumed Liabilities.

3.3
SUBJECT BUSINESS

The Subject Business of Seller has been operated exclusively by Seller and Seller has operated no other business (except for Seller's equipment rental business) since September 30, 2001. Except for the Excluded Assets or as expressly stated in Part 3.3 of the Disclosure Letter, the Acquired Assets are the only assets required for the Buyer to operate the Subject Business in the same manner as the Subject Business was operated by Seller at any and all times in the period from September 30, 2001 until the Closing. No Person shall be entitled to assert any claim against Buyer as a result of or in connection with any action or failure to act by Seller, Parent or any Affiliate of either of them arising from or existing with respect to any business operated by Seller, Parent or any Affiliate of either of them other than the Subject Business.

3.4
FINANCIAL STATEMENTS

Seller has delivered to Buyer: (a) an unaudited balance sheet of Seller for the Subject Business as at September 30, 2001, and the related statement of income for the fiscal year then ended for the Subject Business, (the "2001 Financial Statements"), and (b) a balance sheet of Seller for the Subject Business as at September 30, 2002 ("Balance Sheet"), and the related statement of income for the fiscal year then ended for the Subject Business ("Income Statement"). The 2001 Financial Statements and 2002 Financial Statements fairly present the financial condition and the results of operations of the Subject Business as at the respective dates of and for the periods referred to therein, all in accordance with United States generally accepted accounting principles (except for normal year end adjustments and absence of footnotes, neither of which if included would materially and adversely impact anything reflected in the 2001 Financial Statements or 2002 Financial Statements). The 2001 Financial Statements and 2002 Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

3.5
THIS SECTION IS INTENTIONALLY LEFT BLANK.

3.6
TITLE TO PROPERTIES; ENCUMBRANCES; MISCELLANEOUS MATTERS

(a)
The Seller owns no real property.

(b)
Part 3.6(b) of the Disclosure Letter contains a complete and accurate list of (i) all real estate leaseholds held by Seller and all real estate heretofore used by Seller in connection with the Subject Business at any time or times since September 30, 2001 and (ii) all other property included in the Acquired Assets or otherwise subject to any of the Assumed Agreements which is leased or licensed from or in which any Person other than Seller has an ownership interest.

(c)
The Seller has delivered to the Buyer a copy of an appraisal dated November 4, 2002 and prepared by Valuation Technology Incorporated. Except for any item or items of Tangible

  Personal Property individually and specifically described on Exhibit 2.1 (Excluded Assets), all of the Tangible Personal Property included in such appraisal constitutes Acquired Assets. The three Emmy's on display at a Facility of Seller are included in the Acquired Assets. Except for the Excluded Assets, all material Tangible Personal Property, Inventories, and Intellectual Property Assets reflected in the Balance Sheet (except for inventory sold since the date of the Balance Sheet in the Ordinary Course of Business) are included in the Acquired Assets. Except as otherwise expressly provided in Part 3.6(c) of the Disclosure Letter, (i) all of the Acquired Assets are owned by Seller and are free and clear of all Encumbrances (other than those constituting Assumed Liabilities as a result of being future obligations under the Assumed Agreements) and (ii) good and unencumbered title to all of the Acquired Assets is transferred to Buyer pursuant to this Agreement and the Seller's Supplemental Agreements.

(d)
The Seller is in compliance in all material respects with its obligations under each of the Assumed Agreements. Seller has maintained and kept in force all patents, trademarks and other Intellectual Property Assets it is obligated to maintain or keep in force under any Assumed Agreement. Seller has complied with all marking requirements under each license related to the Subject Business and each other Assumed Agreement.

(e)
Within one (1) year following the Closing, the Buyer will enjoy the full benefit (in amounts not less than the amounts to be included in the Closing Value) of all the following: (i) all prepaid assets and vendor and license receivables to be included in calculating Closing Value and (ii) all other credits, if any, to be considered in the calculation of Closing Value.

3.7
CONDITION AND SUFFICIENCY OF ASSETS

Except as expressly stated in Part 3.7 of the Disclosure Letter, to Seller's Knowledge (without any duty of inquiry on any Person listed on Exhibit 3.7 hereto), all the Acquired Assets constituting Tangible Personal Property are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Acquired Assets constituting Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for the Excluded Assets or as otherwise expressly stated in Part 3.7 of the Disclosure Letter, the Acquired Assets, whether owned or leased by Seller, are all of the assets (other than employees) and leaseholds used by Seller in, or necessary to, the conduct of the Subject Business as now being conducted or conducted by Seller since September 30, 2001.

3.8
ACCOUNTS RECEIVABLE

The Seller has delivered to the Buyer a complete and accurate list of all Accounts Receivable of Seller dated as of November 14, 2002, all of which Accounts Receivable are, except for Accounts Receivable collected in the Ordinary Course of Business, included in the Acquired Assets. The items on such list together with any other Accounts Receivable of Seller which have arisen since the date of such list (but less any Accounts Receivable which have been collected in the Ordinary Course of Business since that date) represent valid obligations owed to Seller arising from sales actually made or services actually performed in the Ordinary Course of Business. To Seller's Knowledge, none of the Accounts Receivable included in the Acquired Assets is subject to any defense, contest, claim, or right of set-off. There has not been a change of more than $1,500,000.00 in the total amount of Accounts Receivable of Seller relating to the Subject Business since the effective date of the list referenced in the first sentence of this § 3.8.

3.9
INVENTORIES

Seller has delivered to Buyer a complete and accurate schedule of all Inventories as of October 31, 2002. All Inventories included in the Acquired Assets consist of a quality and quantity of items which are usable and salable without discount in the Ordinary Course of Business, except for obsolete items and items of below-standard quality which have been sufficiently reserved against, written off or written down to net realizable value in the Balance Sheet. All of the Inventories included in the Acquired Assets not written off have been priced at the lower of cost or market value on a standard cost basis. There has not been a change of more than $1,500,000.00 in the total amount of Inventories (based on the methodology to be used for the determination of Closing Value) of Seller relating to the Subject Business since the effective date of the list referenced in the first sentence of this § 3.9.

3.10
NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) constituting a part of or otherwise relating to the Subject Business, Acquired Assets or Assumed Liabilities except for liabilities and obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business for the Subject Business since September 30, 2002, which current liabilities incurred since September 30, 2002 do not materially exceed amounts normally incurred in the same time period in previous years or in any equivalent time period in the current year.

3.11
TAXES

Buyer shall have no liability, and no Encumbrance will affect any of the Acquired Assets or Assumed Liabilities, for or relating to any Taxes or Tax Return (or failure to file any Tax Return) of Seller, any Affiliate of Seller or, to Seller's Knowledge, any other Related Person of Seller or Parent.

3.12
NO MATERIAL ADVERSE CHANGE

Except as set forth in Part 3.12 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of Seller or the Subject Business, and no event has occurred or circumstance exists that, to Seller's Knowledge, is likely to result in such a material adverse change.

3.13
EMPLOYEE BENEFITS

(a)
The Seller has provided the Buyer with a complete and accurate list of all Employee Benefit Plans which existed at any time or times in the period from September 30, 2001 until Closing and in which any current or former employee of Seller or any Related Person of Seller engaged in the Subject Business has received, is entitled to receive or reasonably expects to receive in the future.

(b)
The Buyer shall not have any liability or obligation to provide any Employee Benefit to any Person (including without limitation any Person hired by Buyer who was employed by Seller or any Related Person of Seller in the Subject Business) based on or related to any Employee Benefit provided, offered, assured or promised by Seller or any Related Person of Seller.

(c)
Neither Seller nor any Person that would be considered a single employer with Seller for any purpose has any duty to contribute or has ever contributed to any Multi-Employer Plan (as defined in ERISA §3(37)(A)) or defined benefit plan of any type.

3.14
COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)
Except as set forth in Part 3.14 of the Disclosure Letter:

(i)
Seller is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to the conduct or operation of the Subject Business, any of the Assumed Agreements or the ownership or use of any of the Acquired Assets;

(ii)
no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement that could reasonably be expected to materially and adversely affect the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements or (B) may (in any way relating to or affecting the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements) give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)
neither Seller nor any Affiliate of Seller has received any written or, to Seller's Knowledge, oral notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation by Seller of, or failure to comply with, any Legal Requirement that could reasonably be expected to materially and adversely affect the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature (in any way relating to or affecting the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements).
(b)
Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Seller and relates to the Subject Business, any of the Acquired Assets or any of the Assumed Agreements. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

(i)
Seller is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

(ii)
no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

(iii)
neither Parent, Seller nor any Affiliate of Parent or Seller has received any written or, to Seller's Knowledge, oral notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation by Seller of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization for or relating to the Subject Business, the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements; and

  (iv)
  all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Seller to lawfully conduct and operate the Subject Business in the manner Seller has conducted and operated the Subject Business in the current calendar year.

3.15
LEGAL PROCEEDINGS; ORDERS

(a)
There is no pending Proceeding:

(i)
that has been commenced by or against Seller or Parent or any Affiliate of Seller or Parent that relates to or may affect the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements; or

(ii)
that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Seller's Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)
Except as set forth in Part 3.15 of the Disclosure Letter:

(i)
there is no Order to which Seller, any Affiliate of Seller or, to Seller's Knowledge, any other Related Person of Seller or Parent is subject that may affect or relate to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements;

(ii)
neither Seller, any Affiliate of Seller nor, to Seller's Knowledge, any other Related Person of Seller or Parent is subject to any Order that relates to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements; and

(iii)
to Seller's Knowledge, no officer, director, agent, or employee of Seller or any Related Person of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements.

(c)
Except as set forth in Part 3.15 of the Disclosure Letter:

(i)
each of Seller and Parent and each of their Affiliates is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Order to which any of them is subject that may affect or relate to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements;

(ii)
to Seller's Knowledge, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, any Affiliate of Seller or, to Seller's Knowledge, any other Related Person of Seller or Parent is subject which may affect or relate to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements; and

(iii)
neither Seller, any Affiliate of Seller nor, to Seller's Knowledge, any other Related Person of Seller or Parent has received any written or, to Seller's Knowledge, oral notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order which may affect or relate to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements.
3.16
ABSENCE OF CERTAIN CHANGES AND EVENTS

(a)
Except as set forth in Part 3.16 of the Disclosure Letter, since September 30, 2001, Seller has conducted the Subject Business only in the Ordinary Course of Business and there has not been any:

(i)
with respect to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements, entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any Contract or transaction involving a total remaining commitment by or to Seller of at least $10,000.00;

(ii)
cancellation or waiver of any claims or rights relating to the Subject Business with a value to Seller in excess of $10,000.00;

(iii)
agreement, whether oral or written, by Seller to do any of the foregoing; or

(iv)
material adverse change in the business, operations, properties, assets, or condition of the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements, except as set forth in any public filing with the U.S. Securities and Exchange Commission, and, to Seller's Knowledge, no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.
(b)
Except as set forth in Part 3.16 of the Disclosure Letter, since September 30, 2002, there has not been any:

(i)
payment or increase by Seller of any bonuses, salaries, or other compensation to any Subject Employee or entry into any employment, severance, or similar Contract with any Subject Employee;

  (ii)
  adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any Subject Employee;

  (iii)
  damage to or destruction or loss of any Acquired Asset or any asset or property subject to an Assumed Agreement, whether or not covered by insurance, materially and adversely affecting the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements;

  (iv)
  sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset used in the Subject Business or any asset or property subject to an Assumed Agreement or mortgage, pledge, or imposition of any lien or other Encumbrance on any material Acquired Asset or any asset or property subject to an Assumed Agreement, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

  (v)
  material change in the accounting methods used by Seller; or

  (vi)
  agreement, whether oral or written, by Seller to do any of the foregoing.

3.17
CONTRACTS; NO DEFAULTS

(a)
Exhibit 2.1(e) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each Assumed Agreement. Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning each oral Assumed Agreement, including the parties to the oral Assumed Agreement, the amount of the remaining commitment of Seller under the oral Assumed Agreement, and Seller's office where details relating to the oral Assumed Agreement are located.

(b)
Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i)
Seller (or any Affiliate of Seller or, to Seller's Knowledge, any other Related Person of Seller or Parent) neither has or may acquire any material rights under, and Seller neither has or may become subject to any obligation or liability under, any Contract, other than the Assumed Agreements, that relates to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements; and

(ii)
to Seller's Knowledge, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements, or (B) assign to Seller or to any other Person any rights to any invention, improvement, or discovery.
(c)
Each Assumed Agreement is in full force and effect and is valid and enforceable in accordance with its terms.

(d)
Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)
Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Assumed Agreement;

  (ii)
  to Seller's Knowledge, each other Person that has or had any right, obligation or liability under any Assumed Agreement is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Assumed Agreement;

  (iii)
  to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Agreement; and

  (iv)
  Seller has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assumed Agreement (unless such notice or communication is no longer relevant).

(e)
There are no pending renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable under any of the Assumed Liabilities or any of the Assumed Agreements with any Person and no such Person has made written demand for such renegotiation.

(f)
The Assumed Agreements have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or could reasonably be expected to be in violation of any Legal Requirement.

(g)
No uncured default or event of default has ever occurred under any of the Assumed Agreements.

(h)
All of the Assumed Agreements are assignable to Buyer without any consent, approval or waiver of any Person other than Seller, except for the Assumed Agreements expressly listed in Part 3.17(h) of the Disclosure Letter.

3.18
INSURANCE

(a)
Seller has delivered to Buyer:

(i)
true and complete copies of all current liability insurance policies which relate to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements and to which Seller is a party or under which Seller is or has been covered at any time since January 1, 1999;

(ii)
true and complete copies of all pending applications for liability insurance policies which relate to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements; and

(iii)
any statement by the auditor of the financial statements of Seller or any Affiliate of Seller with regard to the adequacy of Seller's liability coverage or of the reserves for claims which relate to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements.

(b)
Part 3.18(b) of the Disclosure Letter describes:

(i)
any liability self-insurance arrangement relating to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements;

(ii)
any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Seller relating to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements; and

(iii)
all obligations of Seller to third parties with respect to liability insurance (including such obligations under leases and service agreements) relating to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements and identifies the policy under which such coverage is provided.
(c)
Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years with respect to each liability insurance policy that relates to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements:

(i)
a summary of the loss experience under each policy;

(ii)
a statement describing each claim under an insurance policy for an amount in excess of $1,000.00, which sets forth:

(A)
the name of the claimant;

(B)
a description of the policy by insurer and period of coverage; and

(C)
the amount and a brief description of the claim; and
(iii)
a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)
Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i)
All policies to which Seller is a party or that provide liability coverage to Seller, or any director or officer of Seller and relates to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements:

(A)
are valid, outstanding, and enforceable;

(B)
are sufficient for compliance with all Legal Requirements and all Assumed Agreements;

(C)
will continue in full force and effect immediately following the consummation of the Contemplated Transactions; and

(D)
do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Seller for which Buyer may be held liable.
(ii)
To the extent it relates to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements, Seller has not received (A) any refusal of liability coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any liability insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any liability insurance policy is not willing or able to perform its obligations thereunder.

  (iii)
  Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which Seller is a party and that provides liability coverage related to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements.

  (iv)
  Seller has given notice to the insurer of all claims that may be insured thereby to the extent relating to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements.
3.19
ENVIRONMENTAL MATTERS

Except as set forth in Part 3.19 of the Disclosure Letter:

(a)
Seller is in compliance in all material respects with all Environmental Laws with respect to the Facilities, the Subject Employees and products manufactured or sold by Seller.

(b)
Neither Seller nor any Affiliate of Seller has any reasonable basis to expect, nor, to Seller's Knowledge, has any of them or any other Person for whose conduct Seller is or may be held to be responsible received, any actual or Threatened Order, claim, notice, or other communication from (i) any Governmental Body, (ii) the current or prior owner or operator of either of the Facilities subject to one or both of the Facility Leases, or (iii) any other Person of any actual or potential violation of any Environmental Law or of any actual or Threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Facilities.

(c)
To Seller's Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, except in compliance with Environmental Law.

(d)
There has been no Release or, to the Seller's Knowledge, Threat of Release, of any Hazardous Materials at or from the Facilities, except in compliance with Environmental Laws.

(e)
Seller has never received and does not have any copies or results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Affiliate of Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under any of the Facilities subject to either or both of the Facility Leases, or concerning compliance with Environmental Laws by Seller or any other Person for whose conduct Seller is or may be held responsible.

(f)
There is and has been no event, circumstance, occurrence or the absence of any occurrence which could result in any claim against Buyer following the Closing relating to either the Environment or any Environmental Law or which could result in any Environmental Liabilities being imposed on Buyer following the Closing for or relating to (i) any conduct or failure to act of Seller or Parent prior to the Closing, (ii) any condition at any of the Facilities prior to the Closing or (iii) any product manufactured or service provided prior to the Closing and related to the Subject Business, any of the Acquired Assets, any of the Assumed Liabilities or any of the Assumed Agreements.

3.20
EMPLOYEES

(a)
Seller has provided the Buyer with a complete and accurate written list of the following information for each Subject Employee immediately prior to the Closing, including each Subject Employee on leave of absence or layoff status: employer; name; job title; current compensation (exclusive only of the Employee Benefit Plans on the list referenced in the first sentence of § 3.13 for which the Buyer shall have no obligation) paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under each of Seller's Employee Benefit Plans.

(b)
To Seller's Knowledge, no Subject Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Subject Employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affected or could reasonably be expected to adversely affect (i) the performance of his duties as an employee of Buyer if hired by Buyer, or (ii) the ability of Seller or Buyer to conduct the Subject Business, including any Proprietary Rights Agreement with Seller by any Subject Employee.

(c)
Buyer will not have any obligation to or with respect to any shareholder, director, employee or retired employee of Seller, or their dependents, with respect to any employment or other relationship with Seller or any Affiliate of Seller, except to the extent Buyer may agree otherwise or based on actions of Buyer apart from acquiring the Subject Business and Acquired Assets.

(d)
Except as provided in Part 3.20 of the Disclosure Letter (broken down by "site of employment" as used in WARN) there has been no "employment loss" (as that term is used in WARN) affecting any employee or employees of Parent or Seller in the period beginning six months prior to the date of this Agreement through and including the date of this Agreement.

3.21
LABOR RELATIONS; COMPLIANCE

Seller is not a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to Seller's Knowledge there is not Threatened, with respect to the Subject Business or any Subject Employee, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could currently provide a valid basis for any work stoppage or other labor dispute. There is no lockout of any Subject Employee by Seller, and no such action has been taken by Seller. With respect to each Subject Employee, Seller has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22
INTELLECTUAL PROPERTY

(a)
Intellectual Property Assets—The term "Intellectual Property Assets" means those intellectual property assets, except those constituting Excluded Assets (whether owned, used or licensed by Seller as licensee or licensor) constituting:

(i)
all issued and pending trademark and service mark registrations owned by Seller and used in the Subject Business (collectively, "Mark Registrations");

(ii)
Seller's name, all fictional business names, trading names, and material unregistered trademarks and service marks used in the Subject Business (collectively, "Marks");

(iii)
all patents and patent applications owned by Seller (collectively, "Patents");

(iv)
all material patentable inventions and discoveries used in the Subject Business (collectively, "Inventions");

(v)
all pending and issued copyright registrations owned by Seller and used in the Subject Business (collectively, "Copyright Registrations");

(vi)
all material copyrightable published works and unpublished works used in the Subject Business (collectively, "Copyrightable Works");

(vii)
all rights in registered mask works used in the Subject Business (collectively, "Rights in Mask Works"); and

(viii)
all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints used in the Subject Business and treated confidentially (collectively, "Trade Secrets").
(b)
Agreements—Part 3.22(b) of the Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500.00 under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such Assumed Agreement.

(c)
Miscellaneous

(i)
Each and all of the Intellectual Property Assets are part of the Acquired Assets and, except for that constituting Excluded Assets, are all the intellectual property used in the operation of the Subject Business as it was conducted by Seller at any and all times in the period from September 30, 2001 until the Closing. Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, but not necessarily exclusive as to Marks, Copyrightable Works, and Trade Secrets, free and clear of all Encumbrances, and Seller has the right to use without payment to any third party all of the Intellectual Property Assets.

(ii)
All persons formerly or currently employees of Seller have executed written Contracts with Seller that (A) assign to Seller all rights to any Inventions or Trade Secrets included in the Acquired Assets and (B) obligate such employees to maintain the confidentiality of all non-public information with respect to the Subject Business and Acquired Assets. Buyer will hereafter be entitled to enforce such Contracts referenced in the immediately preceding sentence for Buyer's account with respect to the Acquired Assets. To Seller's Knowledge, no Subject Employee has entered into any Contract that restricts or limits in any way the scope or type of work in which the person may be engaged in connection with the Subject Business or requires the person to transfer, assign, or disclose information concerning his work in connection with the Subject Business to anyone other than Seller.

(d)
Patents

(i)
Exhibit 3.22(d) is a complete and accurate list and summary description of all Patents. Except as set forth in Part 3.22(d) of the Disclosure Letter, Seller is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.

(ii)
All of the issued Patents are currently in compliance in all material respects with all Legal Requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and, except as set forth in Part 3.22(d) of the Disclosure Schedule, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)
Except as set forth in Part 3.22(d) of the Disclosure Letter, no Patent is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any Person.

(iv)
Except as set forth in Part 3.22(d) of the Disclosure Schedule, to Seller's Knowledge, no Patent has been confirmed by Seller as being infringed by any third party or is now subject to any challenge or threat in any way. None of the specific products currently manufactured or sold by Seller in the Subject Business, nor any process or know-how currently used by Seller for the manufacture of only such specific products, infringe or is alleged to infringe any patent or other proprietary right of any other Person.

(v)
All patent applications constituting part of the Patents (the "Patent Applications") have been properly assigned to the Seller and all such assignments have been properly recorded in the U.S. Patent and Trademark Office or other applicable office. All statements in all Patent Applications are true, accurate and complete in all material respects and do not fail to disclose anything required by Legal Requirements to be disclosed therein.

(vi)
All Patent Applications are pending in the U.S. Patent and Trademark Office or the appropriate office of the applicable Governmental Body. All disclosures for all Patent Applications have been made in compliance in all material respects with 37 C.F.R. § 1.56 and all other Legal Requirements. Except as set forth in Part 3.22(d) of the Disclosure Letter, no Patent Application is subject to any fees or actions within ninety (90) days of the Closing Date. Seller agrees to use commercially reasonable efforts to timely obtain signatures of the inventor(s), who will not be employed by Buyer, with respect to any and all Patent Application(s) as necessary for the continued prosecution thereof. No claim in any Patent Application is the subject of any count or, to Seller's Knowledge, any threatened count in any interference proceeding, nor is any Patent Application the subject of any protest or, to Seller's Knowledge, threatened protest as set forth in 37 C.F.R. § 1.291 or any other applicable Legal Requirement.

(vii)
Notwithstanding anything in this Agreement, including any representation made in this Section 3.22(d), or otherwise, should any of the Patents subsequently be held invalid or unenforceable as a consequence of a re-examination or protest proceeding, or the like, not resulting as a consequence of any suit or threat of suit initiated by Buyer, and as a consequence of facts or circumstances which are not currently within Seller's Knowledge, Seller shall not be held accountable, and shall be free of any obligation to Buyer, by reason of such invalidity or unenforceability, except to the extent, if any, that any claim is made against Buyer by any current patent licensee of Seller, for alleged damage to such licensee resulting from such invalidation or unenforceability holding.

(e)
Marks and Mark Registrations

(i)
Exhibit 3.22(e) is a complete and accurate list and summary description of all Marks and Mark Registrations., Seller is the owner of all right, title, and interest in and to each of the Marks and Mark Registrations, free and clear of all Encumbrances.

(ii)
All Marks and Mark Registrations are currently in compliance in all material respects with all Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and, except as set forth in Part 3.22(e) of the Disclosure Schedule, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)
No Mark or Mark Registration is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)
To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any Person with respect to any of the Marks and Mark Registrations.

(v)
To Seller's Knowledge, no Mark or Mark Registration is infringed or is now subject to any challenge or threat in any way. None of the Marks or Mark Registrations owned or used by Seller infringes or is alleged to infringe any trade name, trademark, or service mark of any Person.

(vi)
No product or other material provided by Seller containing a federal registration notice uses such notice in violation of any Legal Requirement or the rights of any Person.
(f)
Copyrightable Works

(i)
Exhibit 3.22(f) contains a complete and accurate list and summary description of all Copyright Registrations. Seller is the owner of all right, title, and interest in and to each of the Copyrightable Works (but not necessarily exclusive) and Copyright Registrations, free and clear of all Encumbrances.

(ii)
All the Copyright Registrations have been properly registered and are currently in compliance in all material respects with all Legal Requirements, are valid and enforceable, and, to Seller's Knowledge, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(iii)
To Seller's Knowledge, no Copyrightable Work or Copyright Registration is infringed or is now subject to any challenge or threat in any way. None of the Copyrightable Works or Copyright Registrations infringes or is alleged to infringe any copyright of any Person or is a derivative work based on the work of a Person other than Seller.

(g)
Trade Secrets

(i)
Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(ii)
Seller has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To Seller's Knowledge, the Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. To Seller's Knowledge, no Trade Secret is subject to any adverse claim or is now subject to any challenge or threat in any way.

3.23
CERTAIN PAYMENTS

Neither Seller nor director, officer, agent, or employee of Seller nor any other Person acting for or on behalf of Seller, has directly or indirectly in connection with the Subject Business, any of the Acquired Assets or any of the Assumed Agreements (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Related Person of Seller, or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

3.24
DISCLOSURE

(a)
No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

(b)
Except as set forth in Part 3.12 of the Disclosure Letter, there is no fact within Seller's Knowledge that has specific application to either Seller or the Subject Business (other than general economic or industry conditions) and that materially adversely affects or, as far as the Seller or any of its Affiliates believe, materially threatens, the assets, business, financial condition, or results of operations of Seller (on a consolidated basis) or the Subject Business that has not been set forth in this Agreement or the Disclosure Letter.

3.25
RELATIONSHIPS WITH RELATED PERSONS

No Related Person of Seller (other than Seller) has, or since January 1, 2000 has had, any ownership interest in the Subject Business, any of the Acquired Assets or any of the Assumed Agreements. Neither Seller, any Affiliate of Seller nor, to Seller's Knowledge, any other Related Person of Seller owns, or since January 1, 2000 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person (other than an Affiliate of Seller) that has (i) had business dealings or a material financial interest in any transaction relating to the Subject Business, any of the Acquired Assets or any of the Assumed Agreements, or (ii) engaged in competition with the Subject Business with respect to any line of the products or services of the Subject Business in any market presently served by the Subject Business. Except as set forth in Part 3.25 of the Disclosure Letter, neither any Affiliate of Seller, nor to Seller's Knowledge, any Related Person of Seller, is a party to any Assumed Agreement, or, to Seller's Knowledge, has any claim or right against, Seller.

3.26
SOLVENCY

(a)
Seller is not now insolvent, and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, "insolvent" means that the sum of the present fair market value of Seller's assets does not and will not exceed its debts and other probable liabilities.

(b)
Immediately after giving effect to the consummation of the Contemplated Transactions, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceeds its liabilities and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.27
BROKERS OR FINDERS

Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, other than to Burnham Securities, Inc. Seller will promptly pay any and all payments due Burnham Securities, Inc., and Buyer will have no obligation for any amount due or alleged to be due Burnham Securities, Inc. as a result of any action by or Agreement with Seller or its agents or Affiliates.

4.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1
ORGANIZATION AND GOOD STANDING

Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full limited liability company power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use in its business, and to perform all its obligations hereunder and under the Buyer's Supplemental Agreements.

4.2
AUTHORITY; NO CONFLICT

(a)
This Agreement and each of the Buyer's Supplemental Agreements (i) has been duly authorized by the management board of Buyer and (ii) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of general equitable principles. Buyer has the full power and authority to execute and deliver this Agreement and Buyer's Supplemental Agreements and to perform its obligations under this Agreement and Buyer's Supplemental Agreements.

(b)
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time):

  (i)
  contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Formation or Operating Agreement of Buyer, or (B) any resolution adopted by the managers or members of Buyer; or

  (ii)
  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer may be subject.

Except for consents in connection with Assumed Agreements listed in Part 3.17(h) of the Disclosure Letter, neither Buyer nor any Affiliate of Buyer is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3
FINANCIAL CONDITION

Buyer has delivered to Seller financial information as of September 30, 2002, with respect to Buyer, and such financial information fairly presents the financial condition of Buyer reflected therein as of September 30, 2002 (subject to year end adjustments and notes which would not materially and adversely affect Buyer's financial condition).

4.4
DISCLOSURE

No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

4.5
CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened nor, to Buyer's Knowledge, has any event occurred nor does any circumstance exist that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

4.6
CONDITION OF ASSETS

BUYER ACKNOWLEDGES THAT THE ACQUIRED ASSETS ARE BEING TRANSFERRED TO BUYER WITHOUT ANY REPRESENTATION OR WARRANTY (EXCEPT AS SPECIFICALLY SET FORTH IN § 3) AND, EXCEPT AS SPECIFICALLY SET FORTH IN § 3, IN "AS IS-WHERE IS" CONDITION. EXCEPT AS SPECIFICALLY SET FORTH IN §3, BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY OF SELLER, EXPRESS OR IMPLIED, AS TO THE PHYSICAL CONDITION OF THE ACQUIRED ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.7
BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.
THIS SECTION IS INTENTIONALLY LEFT BLANK

6.
THIS SECTION IS INTENTIONALLY LEFT BLANK

7.
THIS SECTION IS INTENTIONALLY LEFT BLANK

8.
THIS SECTION IS INTENTIONALLY LEFT BLANK

9.
THIS SECTION IS INTENTIONALLY LEFT BLANK

10.
INDEMNIFICATION; REMEDIES

10.1
SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the Seller's Supplemental Agreements, the Buyer's Supplemental Agreements and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

10.2
INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND PARENT

Subject only to the limitations of § 10.7 and § 10.8, Seller and Parent, jointly and severally, will indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and Affiliates (collectively, with Buyer, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a Third Party Claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a)
any Breach of any representation or warranty made by Seller and/or Parent in this Agreement or the statement to be delivered pursuant to § 11.4;

(b)
any Breach of any representation or warranty made by Seller and/or Parent in any of the Seller's Supplemental Agreements (other than the Supply Agreement, Services Agreement and License Agreement) except as otherwise expressly provided therein;

(c)
any Breach by Seller of any covenant or obligation of Seller in this Agreement or, except as otherwise expressly provided therein, in any of the Seller's Supplemental Agreements (other than the Supply Agreement, Services Agreement and License Agreement);

(d)
any product shipped or manufactured by, or any services provided by, Seller on or prior to the Closing Date (but excluding any Damages arising or incurred in connection with the warranty services to be performed by Buyer pursuant to § 11.2 or which are based solely on service work hereafter performed by Buyer which is not required by any warranty or Legal Requirement), or any claim relating to any obligation of Seller or Parent to or with respect to any Employee except to the extent caused by a breach by Buyer of its obligations under § 11.1;

(e)
the failure to obtain or absence of any approval(s), consent(s) or agreement(s) necessary or appropriate (to permit Buyer to exercise all rights in connection each of the Acquired Assets, each of the Assumed Agreements and the Seller's Supplemental Agreements free from any claim that any assignment or transfer or attempted assignment or transfer violated or would violate any right of any Person or require the consent or approval of any Person) for or in connection with the assignment or transfer of each of the Acquired Assets and each of the Assumed Agreements or the rights granted under each of the Seller's Supplemental Agreements;

(f)
any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Affiliate of Seller or other Person acting on behalf of Seller or its Affiliate) in connection with any of the Contemplated Transactions; or

(g)
any claim by any Person (other than an Assumed Liability which Buyer has expressly agreed to pay under this Agreement) relating either to (A) any condition or facts which exist or fail to exist relating to Seller, the Subject Business, the Acquired Assets, any of the Assumed Liabilities, any of the Assumed Agreements or the business of Seller on or prior to the Closing Date or (B) any obligation of any of Seller or Parent or any Affiliate of the Seller or Parent which is not an Assumed Liability under this Agreement.

The remedies provided in this § 10.2 shall be the sole and exclusive basis for a claim for damages based on this Agreement and the Seller's Supplemental Agreements (other than the Supply Agreement, Services Agreement and License Agreement) by the Buyer Indemnified Persons against any of the Seller Indemnified Persons. Provided, however, notwithstanding the foregoing provisions of this § 10.2, (a) the Buyer Indemnified Persons shall not be entitled to recover exemplary, punitive or speculative damages pursuant to this § 10.2 and (b) nothing in the Supply Agreement, Services Agreement or License Agreement shall in any way be construed to limit the rights of any Buyer Indemnified Person under this Agreement.

10.3
THIS SECTION IS INTENTIONALLY LEFT BLANK

10.4
INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Subject only to the limitations of § 10.7 and § 10.8, Buyer will indemnify and hold harmless Parent, Seller and their Representatives, stockholders, controlling persons, and Affiliates (collectively, with Seller, the "Seller Indemnified Persons") for, and will pay to Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)
any Breach of any representation or warranty made by Buyer in this Agreement;

(b)
any Breach of any representation or warranty made by Buyer in any of the Buyer's Supplemental Agreements (other than the Supply Agreement, Services Agreement and License Agreement) except as otherwise expressly provided therein;

(c)
any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or, except as otherwise expressly provided therein, in any of the Buyer's Supplemental Agreements (other than the Supply Agreement, Services Agreement and License Agreement);

(d)
any failure of Buyer to timely perform the post-Closing obligations under the Assumed Agreements which are to be performed by Buyer pursuant to § 2.2 as part of the Assumed Liabilities; or

(e)
any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Affiliate of Buyer or other Person acting on behalf of Buyer or its Affiliate) in connection with any of the Contemplated Transactions.

The remedies provided in this § 10.4 shall be the sole and exclusive basis for a claim for damages based on this Agreement and the Buyer's Supplemental Agreements (other than the Supply Agreement, Services Agreement and License Agreement) by the Seller Indemnified Persons against any of the Buyer Indemnified Persons. Provided, however, notwithstanding the foregoing provisions of this § 10.4, (a) the Seller Indemnified Persons shall not be entitled to recover exemplary, punitive or speculative damages pursuant to this § 10.4 and (b) nothing in the Supply Agreement, Services Agreement or License Agreement shall in any way be construed to limit the rights of any Seller Indemnified Person under this Agreement.

10.5
PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

The following provisions of this § 10.5 apply only to Third Party Claims:

(a)
Promptly after receipt by an Indemnified Person under § 10.2 or § 10.4 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party under such section, promptly give notice to the indemnifying party of the commencement of such Proceeding, but the failure or delay to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure or delay to give such notice. Provided, further, if an officer of an Indemnified Person under § 10.2 or § 10.4 receives a written notice of an Overtly Threatened Claim which the recipient of such notice believes is subject to indemnification under this § 10, such Indemnified Person will inform the indemnifying party of such Overtly Threatened Claim within thirty (30) days of such receipt unless a Proceeding has been filed in such thirty (30) day period, but the failure or delay to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure or delay in informing the indemnifying party of such Overtly Threatened Claim.

(b)
If any Proceeding referred to in § 10.5(a) is brought against an Indemnified Person and such Indemnified Person gives notice to the indemnifying party of the commencement of such Proceeding as required by § 10.5(a), the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless and until (i) if the indemnifying party is also a party or becomes a party to such Proceeding, the counsel to the Indemnified Person determines in good faith that joint representation may result in a conflict of interest, or (ii) the indemnifying party or its counsel fails to diligently conduct such defense to the good faith satisfaction of each Indemnified Person) to assume and continue the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person unless and until (i) if the indemnifying party is also a party or becomes a party to such Proceeding, the counsel to the Indemnified Person determines in good faith that joint representation may result in a conflict of interest, or (ii) the indemnifying party or its counsel fails to diligently conduct such defense to the good faith satisfaction of each Indemnified Person. After written notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding (if the indemnifying party is entitled to assume the defense of such Proceeding), the indemnifying party will not, until there is such a determination that there may be a conflict of interest or that the indemnifying party or its counsel have failed or are failing to diligently conduct such defense to the good faith satisfaction of the Indemnified Person, be liable to the Indemnified Person under this § 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person. Notwithstanding the foregoing (but subject to § 10(c)), such Indemnified Person may take over and control the defense of any such Proceeding at any time, but if an Indemnified Person takes over such defense over the written objection of the indemnifying party such Indemnified Person will not be entitled to recover attorneys' fees incurred after such Indemnified Person so takes over the defense of such Proceeding (despite the written objection of the indemnifying party) if (i) the indemnifying party was in fact diligently conducting such defense and (ii) where both the Indemnified Person and indemnifying party were parties in such Proceeding, the counsel to the Indemnified Person had not determined in good faith that joint representation may result in a conflict of interest.

(c)
Notwithstanding the foregoing, if counsel to an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect the Indemnified Person or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not (i) be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) or (ii) be liable for legal fees incurred by an Indemnified Person defending a Third Party Claim under this § 10.5(c) following the date the Indemnified Person sends the notice referenced in this sentence.

(d)
Each of the Parties hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on any Party with respect to such a claim anywhere in the world.

(e)
A Seller Indemnified Person will use commercially reasonable efforts to promptly notify Buyer, and a Buyer Indemnified Person will use commercially reasonable efforts to notify Seller, as promptly as practicable of any Overtly Threatened Claim that would reasonably be expected to exceed U.S.$25,000.00 in Damages, but the failure or delay to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that it has been prejudiced by the failure of the Indemnified Person to provide such notice.

10.6
PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS

A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

10.7
TIME FOR BRINGING CLAIMS

For purposes of this Agreement, the "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Person. Except for Limit Excluded Claims, the Claims Period shall begin on the Closing Date and terminate thirty (30) months after the Closing Date. For each Limit Excluded Claim, the Claims Period shall begin on the Closing Date and terminate on the later of ninety (90) days after discovery of the subject claim or the expiration of the applicable statute of limitations period for the subject claim. Notwithstanding the foregoing, if prior to the close of business on the last day of the Claims Period, an indemnifying Party shall have been reasonably notified in writing of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

10.8
LIMITATIONS

Notwithstanding anything in this § 10 to the contrary:

(a)
The amount of Damages required to be paid pursuant to this § 10 shall be reduced to the extent of any insurance proceeds actually received by the Indemnified Persons under insurance policies maintained by the Indemnified Persons.

(b)
Except for Limit Excluded Claims, no indemnification shall be required to be made pursuant to § 10.2(a) or § 10.4(a) unless and except to the extent that the aggregate amount of the Damages actually incurred by the Indemnified Persons with respect to all claims for such Damages exceeds Two Hundred And Fifty Thousand Dollars ($250,000) (the "Threshold Amount"). Notwithstanding the foregoing, any Damages arising under any matter constituting fraud, intentional misrepresentation, or criminal activity under applicable law shall not be subject to the Threshold Amount.

(c)
Except for Limit Excluded Claims, the aggregate amount payable pursuant to the indemnification obligation of Seller or Buyer pursuant to § 10.2(a) or § 10.4(a) shall be limited to Eight Million Dollars ($8,000,000.00) (the "Limit"). Notwithstanding the foregoing, any Damages arising under any matter constituting fraud, intentional misrepresentation, or criminal activity under applicable law shall not be subject to the Limit.

(d)
The sole remedy for a breach by Buyer of its obligations under § 11.1 will be a claim for Damages the Seller suffers as a direct result of any violation of WARN resulting therefrom.

(e)
To the extent that any Indemnified Person settles a Third Party Claim which is subject to indemnification under this Agreement, any amount paid in settling such claim in excess of the amount which was reasonable to settle such claim shall not be recoverable as Damages under this § 10.

(f)
With respect to Damages arising solely from any Breach of any representation or warranty made by Seller in § 3.22, the following additional limitations shall apply, to the extent applicable, to any claim by Buyer Indemnified Persons under § 10.2(a):

  (i)
  The Claims Period with respect to any alleged breach of representation regarding Patents shall be for the life of the respective Patent in issue, or with respect to any other Intellectual Property Asset in issue, the life of such Intellectual Property Asset, or five (5) years, whichever is shorter.

  (ii)
  If Buyer brings or threatens to bring a lawsuit based on patent infringement against a Person not a Party, and such Person asserts, by way of counterclaim in that lawsuit, declaratory judgment, request for re-examination, protest, or similar proceeding, that any patent which is a part of the Acquired Assets is not valid or enforceable, Seller shall not be required to pay any Damages incurred by Buyer with respect to that Person's assertion, whether for defending or arising out of such invalidity or unenforceability assertion, as it relates to such patent, unless Seller is adjudged in an unappealable decision of a court of competent jurisdiction to have intentionally committed fraud on a patent office in obtaining such patent. If Seller is accused of such fraud, any obligation of Seller hereunder shall be dependent upon Seller being notified in writing by Buyer as soon as reasonably practical so as not to prejudice Seller in its ability to defend against such accusation.

  (iii)
  With respect solely to any claims by Buyer as a result of a contention by any Person which is inconsistent with the representation by Seller in the second sentence of § 3.22(d)(iv) pertaining to the alleged infringement of any Person's patent or proprietary right, Seller's obligations under § 10.2(a) for a breach of § 3.22(d)(iv) shall include and be limited to (a) the defense of Buyer, at Seller's sole cost and expense, from any such contention, and (b) the payment by Seller of all damages and costs which may be finally awarded against Buyer for such contention in an unappealable decision by a court of competent jurisdiction; such obligation of Seller being dependent upon (1) Seller being given an opportunity to defend or settle such claim and furthermore given sufficient advance notice in writing from Buyer of any such claim as soon as reasonably practical so as not to prejudice Seller in its ability to defend or settle same, (2) Buyer otherwise being in compliance with § 10.5 hereof, (3) Buyer reasonably cooperating in the defense of such claim, and (4) Buyer taking such reasonable actions as would eliminate or mitigate any damages or as may be reasonably necessary to reduce or preclude liability, including but not limited to the reasonable replacement or redesign, at Seller's option and expense, of any products made the subject of the claim by such Person. Furthermore, Seller shall have the option to obtain permission or a license from such Person, at Seller's own cost, for Buyer to continue to manufacture and sell the products alleged to infringe; however, if Seller authorizes Buyer to include, and Seller agrees to pay the Buyer, the amount of any royalty payments for such permission or license as a charge back to Seller by Buyer in the form of additional costs added, pro rata, to the price of goods thereafter purchased by Seller from Buyer, then Seller shall not be required separately to pay, or reimburse directly to Buyer for, such royalty, provided Buyer recovers the amount of all of the royalty payments by way of such charge back. Notwithstanding, Buyer shall exercise commercially reasonable efforts to pass along the cost of any royalty for such permission or license by way of a price increase to the trade of the product made the subject of the claim by such Person. If such price increase is effected, and Buyer recovers the total cost of such royalty payments, then Seller will have no obligation to incur the cost of, or reimburse Buyer for, such royalty. Moreover, the representation of the second sentence of § 3.22(d)(iv), and Seller's indemnification obligations related thereto, only apply to the manufacture or sale by Buyer of a product of the exact design (or a design in which any change is insignificant) of a product manufactured or sold by Seller immediately prior to the Closing Date, and shall not apply with respect to any product or process which has been modified or changed (except in an insignificant manner) from that of Seller's product or process before the Closing Date. This § 10.8(f)(iii) constitutes the sole responsibility of Seller to Buyer with respect to a claim of infringement of any patent or proprietary right with respect to a claim based solely on a

    Breach of a representation(s) in the second sentence of § 3.22(d)(iv). IN PARTICULAR, AND BY WAY OF EXAMPLE AND NOT BY WAY OF LIMITATION, SELLER SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY BUYER SOLELY AS A RESULT OF A BREACH OF ANY REPRESENTATION IN THE SECOND SENTENCE OF § 3.22(D)(IV).

(g)
With respect to any claim for indemnification by a Buyer Indemnified Person pursuant to § 10.2(a) or (g) and involving any facts or circumstances involving occupational safety and health, OSHA or other similar issues, Seller and Parent shall not be liable to any Indemnified Person for any Damages except to the extent such Damages relate specifically and only to time periods prior to the Effective Time.

11.
POST-CLOSING OBLIGATIONS

11.1
EMPLOYMENT MATTERS.

Buyer has extended or, within twenty-four (24) hours after the Closing, will use commercially reasonable efforts to extend an offer of employment to each Subject Employee on terms generally comparable to the terms under which such Subject Employee was employed by Seller prior to the Closing (as disclosed in writing to Buyer by Seller), including a base salary or hourly wage (as applicable) at least as favorable to such Subject Employee as that paid by Seller (as disclosed in writing to Buyer by Seller) unless Seller agrees otherwise. Buyer shall have no obligation to retain any of the Subject Employees following initial employment unless (and then only to the extent) Buyer, in its sole discretion, agrees otherwise with the Subject Employees. Seller has terminated all of the Subject Employees at or immediately prior to the Closing. Seller will be responsible for all obligations arising from Seller's termination of the Subject Employees and Buyer will be responsible for all obligations arising from Buyer's termination (but not Seller's termination or their employment with Seller) of any of the Subject Employees hired by Buyer.

11.2
WARRANTY SERVICES

After the Closing, Buyer shall perform any warranty services required under Exhibit 11.2 hereto (the "Product Warranty") with respect to all products sold by Seller as part of the Subject Business in the twenty-four (24) month period immediately prior to the Closing, including such products first placed by Seller in its rental inventory as new and unused products during such time period, subject to the last sentence of this § 11.2. Such warranty services shall be performed by Buyer in accordance with the terms and conditions of the Product Warranty. Notwithstanding the foregoing, Seller shall pay or reimburse Buyer for the cost of any parts (based on Buyer's good faith determination of Buyer's cost of manufacturing or acquiring such parts) plus freight and out-of-pocket costs for third-party labor (including freight) incurred by Buyer in connection with the performance of such warranty services if and to the extent they exceed an aggregate of Two Hundred Fifty Thousand ($250,000).

11.3
NAME CHANGE

Within 90 days after the Closing, Seller shall, and shall cause its Affiliates to, take all corporate and other action as may be necessary to change Seller's corporate name and the respective names of each of its Affiliates (except only as otherwise expressly permitted by the Supply Agreement) to a name that does not include "Vari-Lite" or any derivation thereof; provided, that Parent shall have until the earlier of June 30, 2003 or its next regularly scheduled annual meeting of stockholders in which to change its name. Buyer acknowledges it does not object to Seller using the name VLPS Lighting Services, Inc. following the Closing. Seller and Parent will use commercially reasonable efforts to direct inquires relating to the Subject Business to Buyer.

11.4
POST CLOSING STATEMENT

Seller will deliver to Buyer, within fourteen (14) days after the Closing, a true, complete and accurate statement, certified by Seller's Chairman or Chief Financial Officer as being true, complete and accurate, specifying and representing in detail the following: (a) a list of Inventories and Accounts Receivable included in the Acquired Assets as of the Effective Time, (b) a list of prepaid assets (showing the payee and amount of the subject prepaid assets with respect to such payee) included in the Acquired Assets as of the Effective Time, (c) a list of vendor and license receivables (showing the obligor and amount due Buyer from such obligor) included in the Acquired Assets as of the Effective Time, (d) a list of tooling included in the Acquired Assets as of the Effective Time which is to be included in calculating the Closing Value under part (h) of the definition of "Closing Value" and, with respect to such tooling, the amount of payments made since September 30, 2002 and remaining payments to be made by Seller, (e) all Trade Payables (showing the payee and amount owed each payee) which are subject to part (a) of the definition of "Assumed Liabilities, and (f) all credits (showing each applicable merchant and the amount available to Buyer from each such applicable merchant) included in the Acquired Assets as of the Effective Time.

11.5
VAN

Seller will pay off as soon as possible but no later than thirty (30) days following the Closing all amounts due with respect to the lien on the Chevrolet Van which is included in the Acquired Assets and provide Buyer with a release of any and all liens affecting said Van. Seller (with the reasonable cooperation of Buyer, but at Seller's expense) will take all steps required by applicable Legal Requirements to timely cause the Van to be timely transferred to Buyer and licensed in Buyer's name, and Seller will pay all Taxes, fees and other charges in connection therewith.

11.6
COVENANT NOT TO SUE PROVISION

Buyer agrees to abide by the covenants not to sue set forth in the "Settlement Agreements" (as hereafter defined). As used herein, the "Settlement Agreements" refers to that certain Settlement Agreement executed on November 19, 1998, by and between Vari-Lite, Inc. and High End Systems, Inc., that certain Settlement Agreement executed on August 25, 2000, by and between Vari-Lite, Inc. and Martin Gruppen A/S and Martin Professional A/S, and that certain Settlement Agreement executed on or about December 24, 2000, by and between Clay Paky S.p.A and Coemar S.p.A. and Vari-Lite, Inc., complete copies of which have been provided to Buyer. Furthermore, Buyer covenants and agrees never to sue or threaten to sue Disney Enterprises, Inc. ("Disney") with respect to the exercise by Disney of the rights granted to it by Parent under that certain License Agreement dated December 10, 1998, between Disney and Parent, a complete copy of which has been provided to Buyer.

12.
GENERAL PROVISIONS

12.1
EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

12.2
CONFIDENTIALITY AND NONUSE

(a)
After the Closing, the Seller will not disclose or use (except as hereafter expressly permitted in this sentence) any trade secrets, confidential information or other non-public information which is part of the Acquired Assets or relates to the Subject Business of Seller or Buyer, either known on the date hereof or subsequently learned by Seller in connection with any of the Contemplated Transactions, unless such disclosure or use is required to satisfy any Legal Requirement or approved by Buyer in writing; provided, however, Seller shall (subject to limitations contained in the Noncompetition Agreement) be entitled to use, but not disclose, the copy it retains pursuant to part (b) of the last sentence of § 2.1 solely in connection with supporting the Series 200™ and Series 300™ products in Seller's equipment rental business.

(b)
After the Closing, the Buyer will not disclose (except as hereafter expressly permitted in this sentence) any trade secrets, confidential information or other non-public information of Seller (either known on the date hereof or subsequently learned by Buyer in connection with any of the Contemplated Transactions) which relates to Seller's lighting equipment rental business unless such disclosure or use is required to satisfy any Legal Requirement or approved by Seller in writing; provided, however, Seller shall be entitled to disclose in any event any information included in the Acquired Assets or otherwise relating to the Subject Business (whether now existing or hereafter arising).

(c)
In the event a court of competent jurisdiction determines the scope of the limitations contained in this § 12.2 is too broad to be capable of enforcement, such court may ignore such unenforceable provision(s) of this § 12.2 and instead enforce the provisions of this § 12.2 with such limitations on scope as the court determines proper.

12.3
NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) the day after the date sent, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) five days after transmitted by first class registered or certified mail, postage prepaid, return receipt requested, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

Parent:	Vari-Lite International, Inc. Attention: H.R. Brutsché III 201 Regal Row Dallas, Texas 75247 Facsimile No.: (214) 819-3247
with a copy to:	Gardere Wynne Sewell LLP Attention: Alan J. Perkins 1601 Elm Street, Suite 3000 Dallas, Texas 75201 Facsimile No.: 214-999-3683
Seller:	VLPS Lighting Services, Inc. Attention: H.R. Brutsché III 201 Regal Row Dallas, Texas 75247 Facsimile No.: (214) 819-3247

with a copy to:	Gardere Wynne Sewell LLP Attention: Alan J. Perkins 1601 Elm Street, Suite 3000 Dallas, Texas 75201 Facsimile No.: 214-999-3683
Buyer:	Genlyte Thomas Group LLC Attn: General Counsel 10350 Ormsby Park Place, Suite 601 Louisville, Kentucky 40223 Facsimile No.: 502-420-9540
with a copy to:	R. David Lester, Esq. STOLL KEENON PARK LLP 300 W. Vine Street, Suite 2100 Lexington, KY 40507-1801 Facsimile No.: (859) 253-1093
12.4
THIS SECTION IS INTENTIONALLY LEFT BLANK

12.5
FURTHER ASSURANCES; ACCESS TO RECORDS

(a)
Each Party agrees (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(b)
Buyer will permit Seller to have reasonable access to (and to copy at Seller's expense) for any reasonable purpose any and all Records relating to the Subject Business which are included in the Acquired Assets as long as such Records are in Buyer's possession, but not to exceed ten (10) years following the Closing, and the Seller agrees the provisions of § 12.2(a) will apply to any such Records made available to Seller pursuant to this § 12.5. The Buyer agrees to maintain (except with the prior written consent of Seller which will not be unreasonably withheld, delayed or conditioned) Records included in the Acquired Assets which relate to the Intellectual Property Assets and are contained in file cabinets and boxes marked by Seller, within thirty (30) days of Closing, as "CRITICAL IP RECORDS—DO NOT DESTROY" until the later of (i) ten (10) years after the date hereof or (ii) with respect to Records relating to any Patent, Copyright Registration or Mark Registration, three (3) years after such Patent, Copyright Registration or Mark Registration expires.

(c)
Seller will permit Buyer to have reasonable access to (and to copy at Buyer's expense) for any reasonable purpose any and all Records relating to the Subject Business which are included in the Excluded Assets as long as such Records are in Seller's possession, but not to exceed ten (10) years following the Closing, and the Seller agrees to maintain all records included in the Excluded Assets in Seller's possession for not less than ten (10) years following the Closing unless destroyed with the prior written consent of Buyer, which consent shall not be unreasonably withheld. The Buyer agrees the provisions of § 12.2(b), to the extent applicable, will apply to any such Records made available to Seller pursuant to this § 12.5.

12.6
WAIVER

Except as otherwise provided herein, the rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party adversely impacted thereby; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7
ENTIRE AGREEMENT AND MODIFICATION

This Agreement (together with the documents referred to in this Agreement) supersedes all prior agreements between the Parties with respect to its subject matter (including without limitation the Letter of Intent between Buyer and Seller or Parent dated August 29, 2002 and the letter of even date therewith appended thereto and any prior agreements relative to confidentiality) and constitutes (along with the Seller Supplemental Agreements and Buyer Supplemental Agreements) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement.

12.8
DISCLOSURE LETTER

(a)
The disclosures in the Disclosure Letter must relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)
In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.9
NO THIRD-PARTY RIGHTS

Except as otherwise expressly provided in Section 10, (a) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and (b) no right is intended to be granted to any other Person.

12.10  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11  SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "§" or "§§" refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.12  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13  GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

12.14  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Parent:		Buyer:
VARI-LITE INTERNATIONAL, INC.		GENLYTE THOMAS GROUP LLC
BY:	/s/ H.R. BRUTSCHÉ III H.R. Brutsché III, Chairman	BY:	/s/ STEVEN R. CARSON Steven R. Carson, Vice President and General Manager of the Genlyte Controls Division
Seller:
VARI-LITE, INC.
BY:	/s/ H.R. BRUTSCHÉ III H.R. Brutsché III, Chairman

Exhibit A

        "2001 Financial Statements"—as defined in § 3.4.

        "2002 Financial Statements"—the Balance Sheet and Income Statement.

        "Accountants"—an independent accounting firm agreed to by the Parties, or, if the Parties cannot agree, one of the four largest U.S. accounting firms not used by either Party (selected in alphabetical order).

        "Accounts Receivable"—(a) all trade accounts receivable and other rights to payment from customers of Seller related to the Subject Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller and (b) any claim, remedy or other right related to any of the foregoing.

        "Acquired Assets"—as defined in § 2.1.

        "Affiliate"—with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by the ownership of voting securities, by contract or otherwise. Thus, the Parent and Seller are each Affiliates of the other.

        "Assignment and Assumption"—as defined in § 2.5.

        "Assumed Agreements"—the Contracts listed on Exhibit 2.1(e) hereto.

        "Assumed Liabilities"—means, without duplication and subject to the limitations, possible revocation of Buyer's agreement to assume and the conditions as provided in this Agreement (including this Exhibit A):

  (a)
  the Trade Payables of Seller as of the Effective Time arising in the Subject Business which are described on Exhibit 2.2 hereto (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) if and only to the extent such Trade Payables do not exceed $1,000,000.00, and are taken into account in calculating Closing Value;

  (b)
  the obligations of Seller as of the Effective Time and thereafter to provide Dealer Credits (not payable or available at or before Closing and not relating to purchases or other activity in 2002) under the dealer agreements which are part of the Assumed Agreements to the extent taken into account in calculating Closing Value and such Dealer Credits do not exceed $300,000.00;

  (c)
  obligations expressly assumed by Buyer under § 11.2 of the Agreement;

  (d)
  property taxes for the current year with respect to personal property owned by Seller and used or held for sale in the Subject Business not to exceed $400,000.00; and

  (e)
  obligations of Seller first arising after the Closing pursuant to the Assumed Agreements (without regard to any modification or amendment which is not an Assumed Agreement), other than Trade Payables and obligations to provide, or otherwise relating to, Dealer Credits.

Provided, however, notwithstanding the foregoing, the maximum aggregate amount of Assumed Liabilities under parts (a), (b) and (d) of this definition shall be $1,700,000.00 and after Buyer has paid and/or provided credits for such aggregate amount any remaining obligations shall be deemed not to be "Assumed Liabilities" except to the extent Buyer in its sole discretion elects to pay part or all of such excess (in which event Seller shall promptly pay Buyer the excess so paid).

        "Balance Sheet"—as defined in § 3.4.

        "Bill of Sale"—as defined in § 2.5.

        "Breach"—a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement (other than the Supply Agreement, Services Agreement and License Agreement) will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

        "Buyer"—as defined in the first paragraph of this Agreement.

        "Buyer Indemnified Person"—as defined in § 10.2.

        "Buyer's Knowledge"—current or past awareness by any one or more of the Persons listed on Exhibit 4.5 hereto.

        "Buyer's Supplemental Agreements"—means the Assignment and Assumption, Supplemental Assumption Agreements (if any), Noncompetition Agreement, Supply Agreement, Services Agreement and License Agreement referenced in § 2.5.

        "Claims Period"—as defined in § 10.7.

        "Closing"—as defined in § 2.4.

        "Closing Date"—the date as of which the Closing actually takes place.

        "Closing Value"—the amount determined, as of the Effective Date, as follows:

    (a)
    $4,278,920.00; minus

    (b)
    $250,000.00 (relating to the matters stated in §11.2); minus

    (c)
    $120,000.00 (relating to Dealer Credits referenced in the definition of "Assumed Liabilities"); plus

2

    (d)
    net Inventories (determined on a standard cost basis) included in the Acquired Assets and computed in accordance with Exhibit 2.8-a; plus

    (e)
    net Accounts Receivable included in the Acquired Assets and computed in accordance with Exhibit 2.8-a; plus

    (f)
    if not otherwise included in the Closing Value, the lesser of (i) all prepaid assets included in the Acquired Assets or (ii) $200,000.00; plus

    (g)
    if not otherwise included in Closing Value, the lesser of (i) all vendor and license receivables included in the Acquired Assets or (ii) $200,000; plus

    (h)
    if not otherwise included in Closing Value, the lesser of (i) all payments made after September 30, 2002 for tooling included in the Acquired Assets plus all amounts payable as of the Effective Time for tooling included in the Acquired Assets, provided in each case that no such amount is included in any purchase order which is an Assumed Liability; or (ii) $300,000; minus

    (i)
    if not otherwise included in Closing Value, the Trade Payables; minus

    (j)
    if not otherwise included in Closing Value, Seller's prorated (on a per diem basis through the Effective Time) portion of property tax for the current year with respect to personal property owned by Seller and used or held for sale in the Subject Business; and plus

    (k)
    if not otherwise included in the Closing Value, the lesser of (i) the amount of credits included in the Acquired Assets which Buyer is entitled to net against the Trade Payables or (ii) $600,000.00.

        "Consent"—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        "Contemplated Transactions"—all of the transactions contemplated by this Agreement, including:

    (a)
    the sale of the Acquired Assets by Seller to Buyer;

    (b)
    the execution, delivery, and performance of each of the Buyer's Supplemental Agreements and Seller's Supplemental Agreements;

    (c)
    the performance by Buyer, Parent and Seller of their respective covenants and obligations under this Agreement and each of the agreements referenced in this Agreement;

    (d)
    Buyer's acquisition and ownership of the Acquired Assets and exercise of control over the Acquired Assets; and

    (e)
    Buyer's assumption and performance of the Assumed Liabilities.

        "Contract"—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

        "Copyright Registrations"—as defined in § 3.22(a).

3

        "Copyrightable Works"—as defined in § 3.22(a).

        "Damages"—as defined in § 10.2.

        "Dealer Credits"—obligations to provide credits (against products sold as part of the Subject Business after the Closing) to a dealer of Seller pursuant to the express terms of the dealer agreements which are part of the Assumed Agreements for (a) the pre-Closing purchase of products by such dealer, but only with respect to obligations (not past due at the Closing) arising from products manufactured and sold as part of the Subject Business in the Ordinary Course of Business of Seller for the Subject Business, or (b) certain specified marketing expenses; provided, however, when Buyer has paid Dealer Credits in the total amount included for Dealer Credits for purposes of establishing the Closing Value any unpaid amounts which would otherwise be Dealer Credits shall be deemed not to be Assumed Liabilities except to the extent Buyer in its sole direction elects to pay part or all of such excess (in which event Seller shall promptly pay Buyer the excess so paid).

        "Disclosure Letter"—the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

        "Effective Date"—as defined in the first paragraph of this Agreement.

        "Effective Time"—5:00 p.m. (Dallas, Texas time) on the Effective Date.

        "Employee"—each Person who has provided services for or in connection with the Subject Business at any time or times since September 30, 2001 and has ever been an employee of Seller or any Affiliate of Seller.

        "Employee Benefit"—any benefit for any current or former employee of Seller (including without limitation any benefit relating to health insurance, payment of bills for health care, short-term or long-term disability protection or insurance, post-retirement benefits, dental insurance or care, life insurance, death benefit, vacation or vacation pay, time off for sickness or other reasons or compensation for not using such time off, any retirement benefit, any other benefit whether or not affected or covered by ERISA, holiday or holiday pay, moving expenses, expense reimbursement, pension, retirement, deferred compensation, severance, severance pay, stock options, stock ownership, thrift-savings, bonuses, profit sharing, scholarships, qualified plan, nonqualified plan, pension, defined benefit plan and any other benefit) other than wages payable in cash for a period beginning not more than 30 days prior to the date of payment.

        "Employee Benefit Plan"—any plan or undertaking under or pursuant to which any Employee Benefit is provided.

        "Encumbrance"—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        "Environment"—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

4

        "Environmental Law"—any Legal Requirement that requires or relates to:

    (a)
    advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

    (b)
    preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

    (c)
    reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

    (d)
    assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

    (e)
    protecting resources, species, or ecological amenities;

    (f)
    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

    (g)
    cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

    (h)
    making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

        "Environmental Liabilities"—any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law(s) and consisting of or relating to:

    (a)
    any environmental matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products);

    (b)
    fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law(s);

    (c)
    financial responsibility under any Environmental Law(s) for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law(s) (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

    (d)
    any other compliance, corrective, investigative, or remedial measures required under any Environmental Law(s).

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

5

        "ERISA"—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Estimated Value"—$11,805,806.00.

        "Excluded Assets"—any assets listed on Exhibit 2.1 hereto which are not to be considered in the calculation of Closing Value and which Seller has not represented to Buyer in Section 3 of this Agreement as either being Acquired Assets or being transferred to Buyer.

        "Facilities"—any real property, leaseholds, or other interests currently or formerly owned or operated by Seller or used in connection with the Subject Business, the real property subject to either or both of the Facility Leases, and any buildings, plants or structures currently or formerly owned or operated by Seller.

        "Facility Leases"—Seller's leases of real estate located at 201 Regal Row, Dallas, Texas and at 470 W. Mockingbird Lane, Dallas, Texas.

        "Governmental Authorization"—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body"—any:

    (a)
    nation, state, county, city, town, village, district, or other jurisdiction of any nature;

    (b)
    federal, state, local, municipal, foreign, or other government;

    (c)
    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

    (d)
    multi-national organization or body; or

    (e)
    body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "Hazardous Activity"—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing relating to the environment that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Assets.

        "Hazardous Materials"—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

        "Income Statement"—as defined in § 3.4.

6

        "Indemnified Person"—any Person entitled to make a claim for Damages under § 10.2 or § 10.4, whether a Seller Indemnified Person or a Buyer Indemnified Person.

        "Intellectual Property Assets"—as defined in § 3.22.

        "Inventions"—as defined in § 3.22(a).

        "Inventories"—all inventories of Seller related to the Subject Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

        "Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        "License Agreement"—as defined in § 2.5.

        "Limit Excluded Claims"—any claim or claims made pursuant to any provision of:

    (a)
    §10.2(b), (c), (d), (e), (f) or (g),

    (b)
    §10.2(a) to the extent based on an alleged breach of any representation in §§ 3.2(a), 3.6, 3.11, 3.19 and/or, subject to the provisions of § 10.8(f), § 3.22, and/or

    (c)
    any claim based on § 10.4(b), (c) or (d).

By way of example, if a claim could be brought under § 10.2(a) as a result of a breach of § 3.4 and the same claim could also be brought under § 10.2(g), such claim would constitute a "Limit Excluded Claim". Similarly, if a claim could be brought under § 10.2(g) but not under § 10.2(a), such claim would constitute a "Limit Excluded Claim".

        "Mark Registrations"—as defined in § 3.22(a).

        "Marks"—as defined in § 3.22(a).

        "Noncompetition Agreement"—as defined in § 2.5.

        "Order"—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is typically taken in the ordinary course of the normal day-to-day operations of such Person.

        "Overtly Threatened Claim"—a written notice by a Person other than a Party to this Agreement informing a Party to this Agreement that the Person sending such notice expressly intends or is expressly threatening to commence a Proceeding against the party to this Agreement.

        "Parties"—the parties to this Agreement.

7

        "Patent Applications"—as defined in § 3.22(d).

        "Patents"—as defined in § 3.22(a).

        "Person"—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Product Warranty"—as defined in § 11.2.

        "Purchase Price"—as defined in § 2.3.

        "Records"—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        "Related Person"—with respect to a particular individual:

  (a)
  each other member of such individual's Family;

  (b)
  any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

  (c)
  any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

  (d)
  any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

        With respect to a specified Person other than an individual:

    (a)
    any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

    (b)
    any Person that holds a Material Interest in such specified Person;

    (c)
    each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

    (d)
    any Person in which such specified Person holds a Material Interest;

    (e)
    any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

    (f)
    any Related Person of any individual described in clause (b) or (c).

8

        For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

        "Release"—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

        "Representative"—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "Rights in Mask Works"—as defined in § 3.22(a).

        "Seller"—as defined in the first paragraph of this Agreement.

        "Seller Indemnified Person"—as defined in § 10.4.

        "Seller's Knowledge"—current or past awareness by any one or more of the Persons listed on Exhibit 3.7 hereto.

        "Seller's Supplemental Agreements"—the Bill of Sale, Supplemental Assignment Documents, Noncompetition Agreement, Assignment and Assumption, Supply Agreement, Services Agreement and License Agreement referenced in § 2.5.

        "Services Agreement"—as defined in § 2.5.

        "Subject Business"—the business of designing, manufacturing and selling automated lighting equipment.

        "Subject Employees"—those employees of Seller listed on Exhibit 11.1 hereto.

        "Supplemental Assignment Documents"—as defined in § 2.5.

        "Supplemental Assumption Agreements"—as defined in § 2.5.

        "Supply Agreement"—as defined in § 2.5.

        "Tangible Personal Property"—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

9

        "Tax"—any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

        "Tax Return"—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Third Party Claims"—a claim or claims against any Party asserted by a Person other than a Party.

        "Threat of Release"—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        "Threatened"—a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

        "Trade Payables"—each trade payable due a merchant listed on Exhibit 2.2 for the sale (but not lease) of goods or services provided by the merchant in the Ordinary Course of Business for such merchant and acquired by Seller in the Ordinary Course of Business of Seller for the Subject Business; provided, however, (a) the amount of Trade Payables shall not be reduced by any credits or offsets to be accounted for in the definition of "Closing Value" and (b) when Buyer has paid trade payables in the total amount included for Trade Payables for purposes of establishing the Closing Value any unpaid amounts which would otherwise be Trade Payables shall be deemed not to be Assumed Liabilities except to the extent Buyer in its sole direction elects to pay part or all of such excess (in which event Seller shall promptly pay Buyer the excess so paid).

        "Trade Secrets"—as defined in § 3.22(a).

        "WARN"—the Federal Worker Adjustment and Retraining Act (29 U.S.C. §§ 2101-2109) and the regulations adopted in connection therewith.

10

LIST OF OMITTED EXHIBITS

        The exhibits to the foregoing Asset Purchase Agreement listed below have been omitted. Vari-Lite International, Inc., agrees supplementally to furnish a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

Document Description

Exhibit 2.1—Excluded Assets (including Excluded Asset Appraisal)
Exhibit 2.1(e)—Assumed Agreements
Exhibit 2.2—Trade Payables
Exhibit 2.5-1—Bill of Sale and Assignment
Exhibit 2.5-2—Assignment & Assumption
Exhibit 2.5-3—Noncompetition Agreement
Exhibit 2.5-4—Supply Agreement
Exhibit 2.5-5—Letter Agreement
Exhibit 2.5.6—License Agreement
Exhibit 2.6—Purchase Price Allocation (including Estimated Purchase Price)
Exhibit 2.8-a—Formula for A/R and Inv. Computation
Exhibit 3.7—List of Persons with Seller's Knowledge
Exhibit 3.22(d)—List of Patents
Exhibit 3.22(e)—List of Marks and Mark Registrations
Exhibit 3.22(f)—List of Copyrightable Registrations
Exhibit 4.5—List of Persons with Buyer's Knowledge
Exhibit 11.1—List of Subject Employees
Exhibit 11.2—Product Warranty

QuickLinks

ASSET PURCHASE AGREEMENT
Exhibit A
LIST OF OMITTED EXHIBITS
Document Description